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                                                                    Exhibit 10.3


64 Sidney Street   Telephone
Cambridge          6l7 494-0171
Massachusetts      Facsimile
02139 4136 USA     617 494-9263

                                 (ALKERMES LOGO)

May 30, 2000

Elliot W. Ehrich, M.D.
31 Inwood Road
Chatham, NJ 07928

Dear Elliot:

On behalf of Alkermes, Inc., I am pleased to offer you the position of Vice President Medical Affairs for Alkermes, reporting to Bob Breyer, President and Chief Operating Officer.

1. Effective Date: The effective date June 29, 2000 of your full-time employment with the Company is to be determined following your acceptance of this offer.

2. Compensation: Your base compensation will initially be $210,000 per annum. You will be paid biweekly in accordance with the Company's payroll procedures. Your first salary review will be in January 2001 and annually thereafter.

3. Benefits: You and your dependents will be eligible for Alkermes' standard medical, dental, and disability benefits, plus life insurance equal to (2) times your annual salary, all of which is paid for by the Company. You will also be able to participate in our Section 125 cafeteria plan at the start of your employment. You will be able to participate in Alkermes' 401(k) plan, which includes a company match of 50% of the first 6% of compensation deferred into the plan, beginning on the first day of the fiscal quarter in which you start employment - that will either be July 1 or October 1, 2000. Vacation accrual will be at the rate of three (3) weeks per year of employment. Standard paid holidays will be observed. Transportation benefits including a choice of a subsidized MBTA pass or on-site parking are also available. After six (6) months of employment you will be eligible to participate in our tuition reimbursement plan. The Company reserves the right to modify its employee benefits programs from time-to-time.

     In addition, we will assist you with your relocation from New Jersey to Massachusetts by providing the following. We will pay for the moving of your household goods from NJ to MA. We will reimburse you up to $30,000 for eligible costs you incur in the sale of your home in NJ and reimburse up to $10,000 for eligible costs you incur in the purchase of a home in MA. Eligible costs for the sale of your home may include real estate commissions, actual and reasonable legal and title fees and transfer or documentary taxes, which you are required to pay. Eligible costs for the purchase of a

Elliot Ehrich
May 30, 2000

                                 (ALKERMES LOGO)

     new home may include real estate broker commissions, legal and inspection fees, required appraisal fees and points paid to obtain a favorable mortgage financing rate. The sale of your home in NJ and purchase of a home in MA must occur within one year of the start of your employment to be eligible for these reimbursements. We will also provide you with a settling in allowance of $27,500 within 30 days of the start of your employment in order to assist you with temporary living arrangements and other costs you will incur in becoming settled in your new location. Any of the above payments which require IRS reporting will be grossed up for tax purposes. In addition to the above we will provide you with 2 househunting trips in MA and will pay the costs of transporting your family from NJ to MA at the time of their actual move.

4. Equity Participation, Vesting of Stock: Subject to approval by the Compensation Committee of The Board of Directors, you will be granted a ten
     (10) year stock option exercisable for 150,000 shares of Alkermes, Inc., Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock on your hire date. This option will vest equally over four (4) years on the anniversary of your hire date, provided that you remain employed by the Company. In the event of termination of your employment for any reason, vesting shall cease. We will provide you with a copy of the Company's Omnibus Stock Option Plan for complete details.

5. Employment Period: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

     In the event of termination of your employment by Alkermes, we shall provide you with notice of such termination at least 30 days prior to the intended date of termination. Notwithstanding this, upon delivering such notice, Alkermes may terminate your ability to act on behalf of the Company and may require that your duties be limited or discontinued.

     If Alkermes terminates your employment because of your (a) commission of a felony or other unlawful acts having significant deleterious effect on Alkermes, (b) perpetration of common law fraud against Alkermes, or (c) breach of confidential trade secret information, Alkermes shall have no further obligations to you.

     If Alkermes terminates your employment for any other reasons than stated in the paragraph immediately above, Alkermes will pay you at the monthly rate of your then current annual base salary for up to six months or until you find other replacement employment, whichever occurs first. The Company will have no further financial obligation to you other than this termination pay.


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Elliot Ehrich
May 30, 2000
                                 (ALKERMES LOGO)

6. Employment Eligibility Verification: Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

7. Proprietary Information, No Conflicts: You agree to execute the Company's standard Employee Agreement With Respect to Inventions and Proprietary Information and Covenant Not to Compete and to be bound by all of the provisions thereof. A copy of each is enclosed with this letter. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Elliot, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing one of the duplicate originals of this letter and returning it to the Company no later than June 2, 2000. After that date, the offer will lapse.

If you wish, you may initially return this letter, with your signature, by fax to (617) 494-5360 with the original to follow. The other duplicate original is for your records.

Yours truly,
ALKERMES, INC.


/s/ Peter Maguire
-------------------------------------
Peter Maguire
Director, Human Resources

The foregoing is signed and accepted as of the date first above written by:


/s/ Elliot W. Ehrich                    May 31, 2000
-------------------------------------   Date
Elliot W. Ehrich, M.D.

Enclosures


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